Exhibit 4.1

WAIVER AND AMENDMENT NO. 3

TO

LOAN AND SECURITY AGREEMENT

     WAIVER AND AMENDMENT NO. 3 (this “Amendment”), dated as of December 30, 2004, by and among BROWN JORDAN INTERNATIONAL, INC., a Florida corporation (“BJI”), the other entities designated as a “Borrower” on the signature pages hereto (together with BJI, each a “Borrower,” and collectively, the “Borrowers”), each entity designated as a “Guarantor” on the signature pages hereto (collectively, the “Guarantors”), WLFI Holdings, Inc., a Florida corporation (“BJI Parent”), the financial institutions set forth on the signature pages hereto (each a “Lender” and collectively, the “Lenders”) and GMAC COMMERCIAL FINANCE LLC, as agent for Lenders (in such capacity, the “Agent”).

BACKGROUND

     Borrowers, Guarantors, BJI Parent, Agent and Lenders are parties to a Loan and Security Agreement dated as of March 31, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

     Borrowers have requested (i) a $5,000,000 supplemental advance within the overall credit facility, and (ii) that Agent and Lenders (x) waive an Event of Default with respect to certain reporting requirements, and (y) make other amendments to the Loan Agreement as set forth herein, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

     NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

     2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4 below, the Loan Agreement is hereby amended as follows:

     (a) Section 1.2 of the Loan Agreement is amended as follows:

     (i) The definition of “Applicable Margin” is amended by (x) inserting, after each of the two instances of the phrase “each type of Loan Advance”, the phrase “(other than the Supplemental Advance)”; and (y) inserting a new paragraph at the end thereof to read as follows:

     “Notwithstanding anything in this definition to the contrary, until such time as both (i) the Loan Parties have consummated a restructuring of their equity and Indebtedness as shall be acceptable in all respects to Agent and Required Lenders and (ii) Undrawn Availability has been maintained at or above $9,000,000 for a period of not less than thirty (30) consecutive days, which period shall commence subsequent to the date on which the condition in clause (i) of this paragraph was satisfied, the Applicable Margin for Domestic Rate Loans shall be 0.75% and the Applicable Margin for Eurodollar Rate Loans shall be 2.75%.”

     (ii) The following definitions are amended and restated in their entirety to read as follows:

     “Advances” shall mean and include the Revolving Advances, the Swingline Loans, the Supplemental Advance and the Letters of Credit.

     “Loan Advances” shall mean and include the Revolving Advances, the Swingline Loans and the Supplemental Advance.

     “Maximum Revolving Advance Amount” shall mean $90,000,000 (inclusive of outstanding Swingline Loans and the Supplemental Advance).

     “Note” or “Notes” shall mean, individually or collectively, the Revolving Credit Note, the Swingline Note and the Supplemental Advance Note.

     “Required Lenders” shall mean Lenders holding at least fifty one percent (51%) of the Advances (other than the Supplemental Advance) and, if no Advances (other than the Supplemental Advance) are outstanding, shall mean Lenders holding at least fifty one percent (51%) of the Commitment Percentages; provided, however, that at all times when there shall be two or fewer Lenders hereunder, “Required Lenders” shall mean Lenders holding one hundred percent (100%) of the Advances (other than the Supplemental Advance) and, if no Advances (other than the Supplemental Advance) are outstanding, shall mean Lenders holding one hundred percent (100%) of the Commitment Percentages.

     “Revolving Advances” shall mean Advances made other than Swingline Loans, the Supplemental Advance and Letters of Credit.

     “Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the sum of the Formula Amount and the Supplemental Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to Borrowers’ trade creditors which are outstanding beyond normal trade terms for more than ninety (90) days beyond their due date and not the subject of a good faith dispute (without duplication of any Reserves then in effect with respect thereto), plus (iii) accrued interest under this Agreement and fees and expenses for which Borrowers are liable under this Agreement but which have not been paid or charged to Borrowers’ Account.

     (iii) The following new definitions are inserted in their appropriate alphabetical positions:

     “Amendment No. 3” shall mean Amendment No. 3 to this Agreement, dated as of December 30, 2004, by and among the Loan Parties, the Lenders and the Agent.

     “Amendment No. 3 Effective Date” shall mean December 30, 2004.

     “Applicable Supplemental Advance Margin” shall mean (x) 2.50% for Domestic Rate Loans comprising the Supplemental Advance, and (y) 4.50% for Eurodollar Rate Loans comprising the Supplemental Advance.

     “Supplemental Advance” shall mean the Advance made pursuant to Section 2.1(d).

     “Supplemental Advance Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page of Amendment No. 3, as same may be adjusted upon any assignment by a Lender pursuant to Section 17.3.

     “Supplemental Advance Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Base Rate plus the Applicable Supplemental Advance Margin per annum with respect to that portion of the Supplemental Advance consisting of Domestic Rate Loans or, as applicable (b) the sum of the Eurodollar Rate plus the Applicable Supplemental Advance Margin per annum with respect to that portion of the Supplemental Advance consisting of Eurodollar Rate Loans.

     “Supplemental Advance Note” shall mean the promissory note referred to in Section 2.1(d).

     “Supplemental Amount” shall mean the principal amount of $5,000,000, or such lesser amount as may be advanced under the Supplemental Advance on the Amendment No. 3 Effective Date, less any principal repayments of the Supplemental Advance.

     (b) Section 2.1(a) of the Loan Agreement is amended by amending and restating the first paragraph thereof (which does not include (I) subclauses (i)-(iv) of clause (y) thereof and (II) the final two sentences of Section 2.1(a)) as follows:

     “(a) Revolving Advances. Subject to the terms and conditions set forth in this Agreement (including, without limitation, Sections 2.1(b) and 2.1(c)), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) an amount equal to (i) the Maximum Revolving Advance Amount minus (ii) the aggregate amount of outstanding Letter of Credit Obligations minus (iii) the outstanding principal amount of the Swingline Loans minus (iv) the outstanding principal amount of the Supplemental Advance, and (y) an amount equal to the sum of:”

     (c) Section 2.1 of the Loan Agreement is amended by inserting a new subsection (d) at the end thereof as follows:

     “(d) Supplemental Advance. On the Amendment No. 3 Effective Date, the Borrowers may request, in accordance with the provisions of Sections 2.2(a) and (b), that the Lenders make an Advance (the “Supplemental Advance”) in an amount not in excess of the Supplemental Amount. Provided that the conditions of Sections 2.4, 8.2(a) and 8.2(b) are and would be satisfied both immediately before and immediately after giving effect to such request, each Lender that has a Supplemental Advance Commitment Percentage in excess of 0%, severally and not jointly, will make the Supplemental Advance to Borrowers, in one disbursement only, in an amount equal to such Lender’s Supplemental Advance Commitment Percentage of the Supplemental Amount. The Supplemental Advance may consist of Domestic Rate Loans and/or Eurodollar Rate Loans, subject to the applicable provisions of this Agreement, and shall be disbursed in accordance with Section 2.3. The Supplemental Advance shall be evidenced by one or more secured promissory notes (each, a “Supplemental Advance Note”) substantially in the form attached hereto as Exhibit 2.1(d).”

     (d) Section 2.2(a) of the Loan Agreement is amended by inserting, in the first sentence thereof following the words “a Revolving Advance”, the words “or the Supplemental Advance”.

     (e) Section 2.4 of the Loan Agreement is amended and restated in its entirety as follows:

     “2.4. Maximum Advances.

     The aggregate balance of Revolving Advances outstanding plus the aggregate amount of Letter of Credit Obligations plus the aggregate Swingline Loans outstanding plus the Supplemental Advance outstanding at any time shall not exceed the lesser of (a) Maximum Revolving Advance Amount and (b) the sum of (x) the Formula Amount plus (y) the Supplemental Amount. Without limiting the foregoing, the aggregate balance of Revolving Advances outstanding plus the aggregate amount of Letter of Credit Obligations plus the aggregate Swingline Loans outstanding plus the Supplemental Advance outstanding at any time shall not exceed the lesser of (A) (x) the amount of “Permitted Indebtedness”

calculated under paragraph (1) of Section 4.09(b) of the Subordinated Indenture, minus (y) the outstanding amount of indebtedness, obligations and liabilities owed under the Senior Secured Documentation and (B) the amount of “Permitted Indebtedness” calculated under paragraph (1) of Section 6.10(b) of the Purchase and Security Agreement, and each request for a Revolving Advance, the Supplemental Advance or Letter of Credit shall constitute a representation and warranty by Loan Parties of its compliance with the foregoing. The foregoing sentence shall constitute a limit and restriction enforceable against the Loan Parties, but in no event shall the foregoing be enforced against Agent and/or any Lender by any Person in a manner that is adverse to Agent and/or the Lenders.”

     (f) Section 2.5(a) of the Loan Agreement is amended and restated in its entirety as follows:

     “(a) The Revolving Advances shall be due and payable in full on the Termination Date subject to earlier prepayment as herein provided. The Supplemental Advance shall be due and payable in full on the Termination Date and (except pursuant to the express terms of Section 2.13 hereof) may not be prepaid prior to such date without the consent of all Lenders.”

     (g) Section 2.8 of the Loan Agreement is amended and restated in its entirety as follows:

     “2.8. Letters of Credit.

     Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of Documentary Letters of Credit and Standby Letters of Credit (collectively, “Letters of Credit”) by the Issuer on behalf of any Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the sum of (i) the outstanding Revolving Advances, Swingline Loans and Supplemental Advance plus (ii) outstanding Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the sum of (A) the Formula Amount plus (B) the Supplemental Amount; provided, further, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to with respect to any Business Segment to the extent that the face amount of such Letters of Credit issued for such Business Segment would then cause the sum of (i) the outstanding Revolving Advances and Swingline Loans to such Business Segment plus (ii) the outstanding Letters of Credit issued or caused to be issued on behalf of such Business Segment to exceed such Business Segment’s Individual Formula Amount (for the purposes of the foregoing, without giving effect to the deductions in clause (c) of the definition of Individual Formula Amount). The maximum amount of outstanding Letters of Credit shall not exceed $15,000,000 in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.”

     (h) Section 2.12(c)(ii) of the Loan Agreement is amended and restated in its entirety as follows:

     “(ii) Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate or Supplemental Advance Interest Rate on outstanding Loan Advances which it has funded.”

     (i) Section 2.13 of the Loan Agreement is amended by (x) amending and restating the last sentence of subsection (a) thereof to read as follows:

“Such repayments shall be applied (x) first, to the Revolving Advances in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof, (y) second, as cash collateral in an amount of one hundred percent (100%) of outstanding Letters of Credit Obligations pursuant to arrangements satisfactory to Agent, and (z) third, to the Supplemental Advance.”;

     and (y) amending and restating subsection (b) thereof to read as follows:

     “(b) Subject to the provisions of Section 4.11, the Agent shall apply the proceeds of any insurance settlements from casualty losses which are received by the Agent to the outstanding Advances in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof, provided that the Supplemental Advance shall not be reduced until all other Advances have been paid in full or cash collateralized, as applicable.”

     (j) Section 2.14 of the Loan Agreement is amended and restated in its entirety as follows:

     “2.14. Use of Proceeds.

     Borrowers shall apply the proceeds of (i) Revolving Advances made on the Closing Date (x) to repay existing indebtedness owed under the Existing Loan Documentation; (y) to pay all existing Indebtedness owed to Trivest (including accrued interest thereon), swap breakage fees, financial advisor fees and accrued and unpaid management fees owing to Trivest and (z) to pay fees and expenses relating to this transaction and (ii) Revolving Advances made on and after the Closing Date, and the Supplemental Advance, to provide for its working capital needs.”

     (k) Section 3.1 of the Loan Agreement is amended and restated in its entirety as follows:

     “3.1. Interest.

     Interest on Loan Advances shall be payable to Agent for the benefit of Lenders in arrears on the first day of each month with respect to

Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months on the anniversary date of the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Loan Advances outstanding during the month (the “Monthly Advances”) at a rate per annum equal to (x) with respect to Revolving Advances, the applicable Revolving Interest Rate, and (y) with respect to the Supplemental Advance, the applicable Supplemental Advance Interest Rate. Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the Revolving Interest Rate and Supplemental Advance Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent, (i) the Obligations other than Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate or the Supplemental Advance Interest Rate, as applicable, for Domestic Loans plus two percent (2.0%) per annum or (ii) Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate or the Supplemental Advance Interest Rate, as applicable, for Eurodollar Rate Loans plus two percent (2.0%) per annum (as applicable, the “Default Rate”).”

     (l) Section 6.8 of the Loan Agreement is amended and restated in its entirety to read as follows:

     “6.8. Intentionally Omitted.”

     (m) Section 6.9 of the Loan Agreement is amended and restated in its entirety to read as follows:

     “6.9. Minimum Undrawn Availability.

     Maintain at all times Undrawn Availability of not less than (x) on or prior to January 31, 2005, $5,000,000, (y) from February 1, 2005 to and including February 10, 2005, $7,500,000, and (z) thereafter, $9,000,000.”

     (n) Section 9.12 of the Loan Agreement is amended and restated in its entirety as follows:

     “9.12. Projected Operating Budget.

     Furnish Agent, no later than (x) January 14, 2005 with respect to the Loan Parties’ fiscal year commencing on January 1, 2005, and (y) thirty (30) days prior to the beginning of each fiscal year thereafter, a month-by-month projected operating budget and cash flow of Loan Parties on a consolidated basis for such fiscal year (including an income statement, balance sheet and cash flow statement for each month), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Loan Party to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.”

     (o) Section 11.2 of the Loan Agreement is amended by amending and restating the first sentence thereof to read as follows:

“Subject to the terms of the Intercreditor Agreements, the proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due (including interest that would have accrued but for any bankruptcy proceeding of any Loan Party) upon any of the Obligations (excluding the Supplemental Advance and Obligations arising under Hedge Agreements and/or the BofA Cash Management Documents); third, to fees payable in connection with this Agreement; fourth, to furnish to Agent cash collateral in an amount not less than 105% of the aggregate undrawn amount of all Letters of Credit, such cash collateral arrangements to be in form and substance satisfactory to Agent; fifth, to the principal of the Obligations (excluding the Supplemental Advance and Obligations arising under Hedge Agreements and/or the BofA Cash Management Documents); sixth, to all remaining unpaid Obligations (excluding the Supplemental Advance and Obligations arising under Hedge Agreements and/or the BofA Cash Management Documents); seventh, to Obligations arising under the BofA Cash Management Documents (provided, however, that no more than $500,000 of proceeds of Collateral may be applied to Obligations under the BofA Cash Management Documents), eighth, to all Obligations in respect of the Supplemental Advance, ninth, to Obligations arising under Hedge Agreements, and tenth, to the appropriate Loan Party (subject to the equal or prior claims of other Persons under applicable law).”

     (p) Section 17.3(c) of the Loan Agreement is amended by inserting, (x) after the amount “$5,000,000”, the words “($1,000,000 with respect to Supplemental Advances)”, (y) after the words “Commitment Percentage”, the phrase “and/or Supplemental Advance Commitment Percentage, as applicable,” and (z) after each of the two instances of the words “Commitment Percentages”, the phrase “and/or Supplemental Advance Commitment Percentages, as applicable,”.

     (q) A new Exhibit 2.1(d) is added to the Loan Agreement in the form attached hereto.

     3. Waiver. Subject to satisfaction of the conditions precedent set forth in Section 4 below, Agent and Lenders hereby waive the Event of Default which has occurred solely as a result of the Loan Parties’ violation of Section 9.13 of the Loan Agreement (delivery of management analysis and commentary pertaining to material variances from budgets) for the months ended on September 30, 2004 and October 31, 2004.

     4. Conditions of Effectiveness. This Amendment shall become effective upon Agent’s receipt of each of the following:

     (i) six (6) copies of this Amendment executed by each Loan Party, the Required Lenders and any other Lender having a Supplemental Advance Commitment Percentage;

     (ii) the Supplemental Advance Note(s) executed by each Borrower;

     (iii) opinions of counsel to the Loan Parties, in form and substance satisfactory to the Agent and the Required Lenders;

     (iv) an amendment fee in the amount of $85,000, which shall be (x) charged to the Borrowers’ Account as a Revolving Advance, (y) fully earned and non-refundable on the date of this Amendment, and (z) shared equally by the Lenders that have executed this Amendment by the Amendment No. 3 Effective Date;

     (v) a Supplemental Advance fee in the amount of $75,000, which shall be (x) charged to the Borrowers’ Account as a Revolving Advance, (y) fully earned and non-refundable on the date of this Amendment, and (z) shared pro rata by the Lenders that have a Supplemental Advance Commitment Percentage in excess of 0%; and

     (vi) all such other certificates, instruments, documents and agreements as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel.

     5. Additional Agreements.

     (a) The Loan Parties shall, in conjunction with the delivery of the projected operating budget by no later than January 14, 2005 pursuant to Section 9.12 of the Loan Agreement, provide the Agent with a monthly forecast, in form and substance reasonably acceptable to Agent, of Indebtedness and Undrawn Availability through December 31, 2005.

     (b) Notwithstanding anything in Section 9.9 of the Loan Agreement to the contrary, Agent, Lenders and Loan Parties agree that Loan Parties shall deliver the monthly financial statements required pursuant to such Section for the month ended on November 30, 2004 by no later than January 4, 2005, and the related management analysis and commentary required pursuant to Section 9.13 of the Loan Agreement by no later than January 14, 2005.

     Any failure of the Loan Parties to comply with the provisions of this Section 5 shall be an Event of Default.

     6. Representations and Warranties. Each Loan Party hereby represents and warrants as follows:

     (a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of the Loan Parties and are enforceable against the Loan Parties in accordance with their respective terms.

     (b) Upon the effectiveness of this Amendment, each Loan Party hereby reaffirms all covenants, representations and warranties made in the Loan Agreement and the Other Documents to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

     (c) Except as specifically waived herein, no Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

     (d) No Loan Party has any defense, counterclaim or offset with respect to the Loan Agreement.

     7. Effect on the Loan Agreement.

     (a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

     (b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

     (c) Except as set forth in Section 3 hereof, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

     8. Release. Each Loan Party hereby releases, remises, acquits and forever discharges Agent and Lenders and their employees, agents, representatives, consultants, attorneys, fiduciaries, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, affiliates, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Amendment, the Loan Agreement or any of the Other Documents (all of the foregoing hereinafter called the “Released Matters”). Each Loan Party acknowledges that the agreements in this Section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.

     9. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

     10. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

     11. Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

     IN WITNESS WHEREOF, this Waiver and Amendment No. 3 has been duly executed as of the date first written above.

BROWN JORDAN INTERNATIONAL, INC., as Borrowing Agent and as a Borrower
By:
Name:
Title:

BJ MEXICO IV, INC.
BJ MEXICO V, INC.
BROWN JORDAN COMPANY
CASUAL LIVING WORLDWIDE, INC.
CHARTER FURNITURE CORPORATION
LODGING BY LIBERTY, INC.
LOEWENSTEIN, INC.
POMPEII FURNITURE CO., INC.
SOUTHERN WOOD PRODUCTS, INC.
TEXACRAFT, INC.
TROPIC CRAFT, INC.
WABASH VALLEY MANUFACTURING, INC.
WINSTON FURNITURE COMPANY OF
ALABAMA, INC.
THE WOODSMITHS COMPANY,
as Borrowers

By:
Name:
Title:

BJCLW HOLDINGS, INC. BJI EMPLOYEES SERVICES, INC. BJIP, INC. WINSTON PROPERTIES, INC., as Guarantors
By:
Name:
Title:

WLFI HOLDINGS, INC., as a Loan Party
By:
Name:
Title:

GMAC COMMERCIAL FINANCE LLC, as a Lender, as Swingline Lender and as Agent
By:
Robert J. Brandow,
Director

Commitment Percentage: 38.89% Supplemental Advance Commitment Percentage: 100.0%

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services, Inc., as a Lender
By:

	Title:	Name:

Commitment Percentage: 27.78% Supplemental Advance Commitment Percentage: 0.0%

BANK OF AMERICA, N.A., as a Lender
By:
Name:
Title:

Commitment Percentage: 33.33% Supplemental Advance Commitment Percentage: 0.0%

EXHIBIT 2.1(d)

Form of Supplemental Advance Note